Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

October 22, 2019
First Busey Announces 2019 Third Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Positive advances in the third quarter of 2019 compared to the second quarter of 2019

• Net income and adjusted net income1 increased to $24.8 million and $30.5 million, respectively
• Earnings per share of $0.45 and adjusted earnings per share1 of $0.55 compared to $0.43 and $0.53, respectively
• Portfolio loans of $6.67 billion as compared to $6.53 billion, an annualized increase of 8.3%
• Tangible book value per common share of $15.12 as compared to $14.95

First Busey Corporation’s (“First Busey” or the “Company”) net income for the third quarter of 2019 was $24.8 million, or $0.45 per diluted common share, as compared to $24.1 million, or $0.43 per diluted common share, for the second quarter of 2019 and $26.9 million, or $0.55 per diluted common share, for the third quarter of 2018.  Adjusted net income1 for the third quarter of 2019 was $30.5 million, or $0.55 per diluted common share, as compared to $29.5 million, or $0.53 per diluted common share, for the second quarter of 2019 and $27.0 million, or $0.55 per diluted common share, for the third quarter of 2018.

The Company views certain non-operating items, including acquisition-related and restructuring charges, as adjustments to net income reported under generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the third quarter of 2019 were $7.0 million of expenses related to acquisitions and $0.7 million of expenses related to other restructuring costs.  The reconciliation of non-GAAP measures (including adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible book value, tangible book value per share and return on average tangible common equity), which the Company believes facilitates the assessment of its financial results and peer comparability, is included in tabular form at the end of this release.

Year-to-date net income through September 30, 2019 was $74.4 million, or $1.35 per diluted common share, compared to net income of $73.6 million, or $1.50 per diluted common share, for the comparable period of 2018. Year-to-date adjusted net income1 for the first nine months of 2019 was $86.6 million, or $1.57 per diluted common share, compared to $77.5 million or $1.58 per diluted common share for the first nine months of 2018.

For the third quarter of 2019, annualized return on average assets and annualized return on average tangible common equity were 1.02% and 11.79%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.25% and annualized return on average tangible common equity was 14.50% for the third quarter of 2019.  For the nine months ended September 30, 2019, annualized return on average assets and annualized return on average tangible common equity were 1.06% and 12.37%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.24% and annualized return on average tangible common equity was 14.41% for the nine months ended September 30, 2019.

On January 31, 2019, the Company completed its acquisition of The Banc Ed Corp. (“Banc Ed”), the holding company for TheBANK of Edwardsville (“TheBANK”).  First Busey operated TheBANK as a separate subsidiary from the completion of the acquisition until October 4, 2019, when it was merged with and into Busey Bank.  At that time, TheBANK’s banking centers became banking centers of Busey Bank.   When we completed the Banc Ed acquisition, we reset the baseline for the future financial performance of First Busey in a multitude of positive ways.  With TheBANK now merged and integrated, we expect to see the full contribution and synergies of TheBANK reflected in the Company’s financial performance in the quarters ahead.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

On October 4, 2019, in addition to TheBANK being merged into Busey Bank, the Company partnered with a new core provider.  The core conversion positions the combined organization for future growth.  Strategic process improvements and investments in technology platforms will allow the Company to serve customers more efficiently and effectively for years to come.

On August 31, 2019, the Company completed the previously announced merger of Busey Bank with Investors’ Security Trust Company (“IST”), a Fort Myers, Florida wealth management firm, which had $471.1 million assets under care.  Through this transaction, Busey Bank and IST broaden the expertise and raise the level of service available to clients—from individuals and families to institutions and foundations—and remain committed to their founding principles of being active community stewards and providing the highest level of personal service to clients delivered by experienced, local professionals.

In addition to the successful integration of these acquisitions, we are pleased to report net organic loan growth of $137.3 million in the third quarter, with total portfolio loans increasing to $6.67 billion at September 30, 2019 from $6.53 billion at June 30, 2019.  This is the result of focused initiatives and effort on the part of our associates across our markets and was accomplished while maintaining our conservative credit principles.  As of September 30, 2019, the ratio of non-performing loans to total loans declined to 0.50%, while the ratio of allowance to non-performing loans increased to 160.00%.

Our goal of being a strong community bank for the communities we serve begins with outstanding associates.  The Company is honored to be named among the 2019 Best Banks to Work For by American Banker, the 2019 Best-In-State Banks for Illinois by Forbes and Statista, the 2019 Best Places to Work in Illinois by Best Companies Group and Daily Herald Business Ledger, the 2019 Best Companies to Work For in Florida by Florida Trend magazine, the 2019 Best Place to Work in Indiana by Best Companies Group and the Indiana Chamber of Commerce and the 2019 Best Places to Work in St. Louis by Quantum Workplace and St. Louis Business Journal.

We are pleased with our third quarter 2019 operating results and feel confident that we are well positioned for growth as we move into the final quarter of 2019 and into 2020.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)	As of and for the				As of and for the
	Three Months Ended				Nine Months Ended
	September 30,	June 30,	December 31,	September 30,	September 30,	September 30,
	2019	2019	2018	2018	2019	2018
EARNINGS & PER SHARE DATA
Revenue[2]	$104,051	$102,350	$83,184	$82,627	$300,687	$247,884
Net income	24,828	24,085	25,290	26,859	74,382	73,638
Diluted earnings per share	0.45	0.43	0.51	0.55	1.35	1.50
Cash dividends paid per share	0.21	0.21	0.20	0.20	0.63	0.60
Net income by operating segment
Banking	$25,731	$24,441	$24,134	$26,486	$76,837	73,235
Remittance Processing	972	1,105	814	957	3,102	2,896
Wealth Management	2,184	2,845	2,040	2,280	7,670	7,332

AVERAGE BALANCES
Cash and cash equivalents	$515,965	$328,414	$272,811	$238,000	$391,029	$227,806
Investment securities	1,780,066	1,897,486	1,443,054	1,417,708	1,800,069	1,345,996
Loans held for sale	42,418	25,143	23,380	28,661	28,326	31,785
Portfolio loans	6,558,519	6,528,326	5,540,852	5,551,753	6,406,779	5,531,087
Interest-earning assets	8,781,590	8,666,136	7,174,755	7,132,324	8,514,580	7,031,636
Total assets	9,659,769	9,522,678	7,846,154	7,802,308	9,352,272	7,707,090

Non-interest bearing deposits	1,780,645	1,747,746	1,486,977	1,492,709	1,715,701	1,494,016
Interest-bearing deposits	6,086,378	5,970,408	4,852,649	4,784,657	5,884,904	4,658,303
Total deposits	7,867,023	7,718,154	6,339,626	6,277,366	7,600,605	6,152,319
Securities sold under agreements to repurchase	184,637	193,621	210,416	234,729	194,189	242,268
Interest-bearing liabilities	6,557,518	6,493,885	5,329,898	5,303,632	6,373,639	5,219,086
Total liabilities	8,446,936	8,326,876	6,866,652	6,840,484	8,179,059	6,760,415
Stockholders' common equity	1,212,833	1,195,802	979,502	961,824	1,173,213	946,675
Tangible stockholders' common equity[3]	835,232	818,951	678,023	658,910	804,109	641,937

PERFORMANCE RATIOS
Return on average assets[4]	1.02%	1.01%	1.28%	1.37%	1.06%	1.28%
Return on average common equity[4]	8.12%	8.08%	10.24%	11.08%	8.48%	10.40%
Return on average tangible common equity[3,4]	11.79%	11.80%	14.80%	16.17%	12.37%	15.34%
Net interest margin[4,5]	3.35%	3.43%	3.38%	3.41%	3.42%	3.47%
Efficiency ratio[6]	62.73%	63.62%	56.57%	53.47%	61.55%	56.02%
Non-interest revenue as a % of total revenues[2]	29.38%	28.26%	27.27%	26.45%	28.40%	27.02%

NON-GAAP INFORMATION
Adjusted net income[6]	$30,535	$29,498	$25,958	$27,006	$86,647	$77,518
Adjusted diluted earnings per share[6]	0.55	0.53	0.53	0.55	1.57	1.58
Adjusted return on average assets[4]	1.25%	1.24%	1.31%	1.37%	1.24%	1.34%
Adjusted return on average tangible common equity[3,4]	14.50%	14.45%	15.19%	16.26%	14.41%	16.15%
Adjusted net interest margin[4,5]	3.22%	3.27%	3.27%	3.29%	3.27%	3.31%
Adjusted efficiency ratio[6]	55.42%	56.55%	55.49%	53.26%	56.12%	54.16%

[1] Results are unaudited.
[2] Revenues consist of net interest income plus non-interest income, excluding security gains and losses.
[3] Average tangible stockholders’ common equity is defined as average common equity less average goodwill and intangibles. See “Non-GAAP Financial Information” below for reconciliation.
[4] Annualized, see “Non-GAAP Financial Information” below for reconciliation.
5 On a tax-equivalent basis, assuming a federal income tax rate of 21%.
[6] See “Non-GAAP Financial Information” below for reconciliation.

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018
Assets
Cash and cash equivalents	$525,457	$420,207	$330,407	$239,973	$160,652
Investment securities	1,721,865	1,869,143	1,940,519	1,312,514	1,496,948

Loans held for sale	70,345	39,607	20,291	25,895	32,617

Commercial loans	4,900,430	4,759,329	4,744,136	4,060,126	4,141,816
Retail real estate and retail other loans	1,768,985	1,772,797	1,770,945	1,508,302	1,481,925
Portfolio loans	$6,669,415	$6,532,126	$6,515,081	$5,568,428	$5,623,741

Allowance for loan losses	(52,965)	(51,375)	(50,915)	(50,648)	(52,743)
Premises and equipment	153,641	149,726	147,958	117,672	119,162
Goodwill and other intangibles	381,323	375,327	377,739	300,558	301,963
Right of use asset	9,979	10,426	10,898	-	-
Other assets	274,700	267,480	245,356	187,965	207,045
Total assets	$9,753,760	$9,612,667	$9,537,334	$7,702,357	$7,889,385

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,779,490	$1,766,681	$1,791,339	$1,464,700	$1,438,054
Interest-bearing checking, savings, and money market deposits	4,498,005	4,316,730	4,214,809	3,287,618	3,205,232
Time deposits	1,652,971	1,749,811	1,757,078	1,497,003	1,552,283
Total deposits	$7,930,466	$7,833,222	$7,763,226	$6,249,321	$6,195,569

Securities sold under agreements to repurchase	202,500	190,846	217,077	185,796	255,906
Short-term borrowings	29,739	30,761	30,739	-	200,000
Long-term debt	183,968	185,576	188,221	148,686	148,626
Junior subordinated debt owed to unconsolidated trusts	71,269	71,230	71,192	71,155	71,118
Lease liability	10,101	10,531	10,982	-	-
Other liabilities	109,736	86,893	69,756	52,435	46,026
Total liabilities	$8,537,779	$8,409,059	$8,351,193	$6,707,393	$6,917,245
Total stockholders' equity	$1,215,981	$1,203,608	$1,186,141	$994,964	$972,140
Total liabilities & stockholders' equity	$9,753,760	$9,612,667	$9,537,334	$7,702,357	$7,889,385

Share Data
Book value per common share	$22.03	$21.73	$21.32	$20.36	$19.90
Tangible book value per common share[2]	$15.12	$14.95	$14.53	$14.21	$13.72
Ending number of common shares outstanding	55,197,277	55,386,636	55,624,627	48,874,836	48,860,309

[1] Results are unaudited except for amounts reported as of December 31, 2018.
[2] See “Non-GAAP Financial Information” below for reconciliation, excludes tax effect of other intangible assets.

Condensed Consolidated Statements of Income[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Interest and fees on loans	$78,083	$63,589	$227,903	$186,839
Interest on investment securities	11,427	8,523	35,039	23,300
Other interest income	2,181	649	4,496	1,580
Total interest income	$91,691	$72,761	$267,438	$211,719

Interest on deposits	14,753	8,946	41,407	21,837
Interest on securities sold under agreements to repurchase	579	426	1,789	1,131
Interest on short-term borrowings	200	324	885	1,265
Interest on long-term debt	1,831	1,437	5,412	4,200
Interest on junior subordinated debt owed to unconsolidated trusts	852	854	2,658	2,383
Total interest expense	$18,215	$11,987	$52,151	$30,816

Net interest income	$73,476	$60,774	$215,287	$180,903
Provision for loan losses	3,411	758	8,039	4,024
Net interest income after provision for loan losses	$70,065	$60,016	$207,248	$176,879

Trust fees	7,689	6,324	24,122	20,573
Commissions and brokers' fees, net	1,132	881	3,216	2,860
Fees for customer services	9,842	7,340	27,635	21,576
Remittance processing	3,780	3,630	11,277	10,588
Mortgage revenue	3,331	1,272	8,127	4,488
Security gains (losses), net	361	-	(623)	160
Other	4,801	2,406	11,023	6,896
Total non-interest income	$30,936	$21,853	$84,777	$67,141

Salaries, wages and employee benefits	38,747	26,024	105,356	80,315
Net occupancy expense of premises	4,652	3,761	13,365	11,271
Furniture and equipment expense	2,489	1,715	6,936	5,418
Data processing	5,032	4,016	15,049	12,391
Amortization of intangible assets	2,360	1,445	6,866	4,450
Other	14,841	8,968	45,732	30,429
Total non-interest expense	$68,121	$45,929	$193,304	$144,274

Income before income taxes	$32,880	$35,940	$98,721	$99,746
Income taxes	8,052	9,081	24,339	26,108
Net income	$24,828	$26,859	$74,382	$73,638

Per Share Data
Basic earnings per common share	$0.45	$0.55	$1.36	$1.51
Diluted earnings per common share	$0.45	$0.55	$1.35	$1.50
Average common shares outstanding	55,410,109	48,891,496	54,782,946	48,827,861
Diluted average common shares outstanding	55,646,104	49,246,542	55,057,518	49,216,307

[1] Results are unaudited.

Balance Sheet Growth

At September 30, 2019, portfolio loans were $6.67 billion, as compared to $6.53 billion as of June 30, 2019 and $5.62 billion as of September 30, 2018.  The increase as of September 30, 2019 from June 30, 2019 related to organic loan growth at both Busey Bank and TheBANK.  Average portfolio loans increased to $6.56 billion for the third quarter of 2019 compared to $6.53 billion in the second quarter of 2019 and increased 18.1% compared to $5.55 billion for the third quarter of 2018.

Average interest-earning assets for the third quarter of 2019 increased to $8.78 billion compared to $8.67 billion for the second quarter of 2019 and $7.13 billion for the third quarter of 2018.  Average interest-earning assets for the first nine months of 2019 increased 21.1% to $8.51 billion from $7.03 billion in the same period of 2018.

Total deposits were $7.93 billion at September 30, 2019, an increase from $7.83 billion at June 30, 2019 and $6.20 billion at September 30, 2018.  The Company remains funded primarily through core deposits with significant market share in its primary markets.

Net Interest Margin and Net Interest Income

Net interest margin for the third quarter of 2019 was 3.35%, compared to 3.43% for the second quarter of 2019 and 3.41% for the third quarter of 2018.  Adjusted net interest margin1 for the third quarter of 2019 was 3.22%, compared to 3.27% for the second quarter of 2019 and 3.29% in the third quarter of 2018.  Net interest margin for the first nine months of 2019 was 3.42% compared to 3.47% for the first nine months of 2018.  Adjusted net interest margin1 for the first nine months of 2019 was 3.27%, a decrease from 3.31% for the same period of 2018.

Higher aggregate yields from loan production partially offset increases in funding costs in 2019 as compared to 2018. Funding costs in 2019 increased from 2018, primarily due to resetting of time deposit rates to reflect market rates and additional borrowings in conjunction with the Banc Ed acquisition.  The Federal Open Market Committee lowered Federal Funds Target rates for the first time in 11 years on July 31, 2019 and then again on September 18, 2019, for a combined decrease of 50 basis points.  This contributed to the decline in net interest margin for the quarter ended September 30, 2019 as compared to the quarter ended June 30, 2019, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.

Net interest income was $73.5 million in the third quarter of 2019 compared to $73.4 million in the second quarter of 2019 and $60.8 million in the third quarter of 2018.  Net interest income was $215.3 million for the first nine months of 2019 compared to $180.9 million for the same period of 2018.  Net purchase accounting accretion and amortization included in interest income and interest expense was $3.0 million for the third quarter of 2019, a decrease from $3.5 million for the second quarter of 2019 and an increase from $2.3 million for the third quarter of 2018.  Net purchase accounting accretion and amortization included in interest income and interest expense for the first nine months of 2019 was $9.4 million compared to $8.7 million for the same period of 2018. As of September 30, 2019, the Company has $22.5 million of purchase discount to be accreted over the remaining life of our acquired loans.

Asset Quality

Non-performing loans totaled $33.1 million as of September 30, 2019 and June 30, 2019 as compared to $40.8 million as of September 30, 2018. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.50% at September 30, 2019 as compared to 0.51% at June 30, 2019 and 0.72% at September 30, 2018.

The Company recorded net charge-offs of $1.8 million for the third quarter of 2019. The allowance for loan loss as a percentage of portfolio loans was 0.79% at September 30, 2019 and June 30, 2019 as compared to 0.94% at September 30, 2018. The decline in the allowance coverage ratio in 2019 is primarily attributed to the Banc Ed acquisition.  Acquired loans are initially recorded at their acquisition date fair value so a separate allowance is not initially recognized.  An allowance is recorded subsequent to acquisition to the extent the reserve requirement exceeds the recorded fair value adjustment.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

The Company recorded provision for loan losses of $3.4 million in the third quarter of 2019, compared to $2.5 million in the second quarter of 2019 and $0.8 million in the third quarter of 2018.  The Company recorded provision for loan losses of $8.0 million in the first nine months of 2019 and $4.0 million in the first nine months of 2018.

Asset Quality[1]
(dollars in thousands)	As of and for the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2019	2018	2018

Portfolio loans	$6,669,415	$6,532,126	$6,515,081	$5,568,428	$5,623,741
Loans 30-89 days past due	12,434	18,040	10,780	7,121	8,189
Non-performing loans:
Non-accrual loans	31,827	32,816	36,230	34,997	40,395
Loans 90+ days past due	1,276	258	356	1,601	364
Total non-performing loans	33,103	33,074	36,586	36,598	40,759
Total non-performing loans, segregated by geography
Illinois/ Indiana	24,296	24,509	28,847	28,319	33,699
Missouri	8,202	7,778	6,593	7,242	6,222
Florida	605	787	1,146	1,037	838
Other non-performing assets	926	936	921	376	1,093
Total non-performing assets	34,029	34,010	37,507	36,974	41,852
Total non-performing assets to portfolio loans and non-performing assets	0.51%	0.52%	0.58%	0.66%	0.74%
Allowance for loan losses to portfolio loans	0.79%	0.79%	0.78%	0.91%	0.94%
Allowance as a percentage of non-performing loans	160.00%	155.33%	139.17%	138.39%	129.40%
Net charge-offs	1,821	2,057	1,844	2,500	1,320
Provision for loan losses	3,411	2,517	2,111	405	758

[1] Results are unaudited.

Non-Interest Income

Total non-interest income of $30.9 million for the third quarter of 2019 increased as compared to $27.9 million in the second quarter of 2019 and $21.9 million in the third quarter of 2018.

Revenues from trust fees, commissions and brokers’ fees, and remittance processing activities represented 40.7% of the Company’s non-interest income for the quarter ended September 30, 2019, providing a balance to spread-based revenue from traditional banking activities.  Trust fees and commissions and brokers’ fees were $8.8 million for the third quarter of 2019, a seasonal decrease from $9.5 million for the second quarter 2019 and increased from $7.2 million for the third quarter of 2018. Trust fees and commissions and brokers’ fees increased to $27.3 million for the first nine months of 2019 compared to $23.4 million for the first nine months of 2018.

Net income from the wealth management segment was $2.2 million for the third quarter of 2019 compared to $2.8 million in the second quarter of 2019 and $2.3 million in the third quarter of 2018.  Net income from the wealth management segment for the nine months ended September 30, 2019 was $7.7 million compared to $7.3 million for the same period of 2018, an 4.6% increase. First Busey’s wealth management division ended the third quarter of 2019 with $9.41 billion in assets under care.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.8 million for the third quarter of 2019 increased slightly compared to $3.7 million in the second quarter of 2019 and $3.6 million for the third quarter of 2018.  Remittance processing revenue for the nine months ended September 30, 2019 was $11.3 million, an increase of 6.5%, compared to $10.6 million during the same period of 2018. The FirsTech operating segment generated net income of $1.0 million for the third quarter of 2019 and $3.1 million for the first nine months of 2019. FirsTech has seen a relative slowdown in new business onboarding as compared to recent quarters that showed significant growth, which is consistent with the business’ typical sales cycle.

The mortgage line of business generated $3.3 million of revenue in the third quarter of 2019, an increase compared to $2.9 million of revenue in the second quarter of 2019 and $1.3 million of revenue in the third quarter of 2018.  Mortgage revenue for the first nine months of 2019 was $8.1 million, an increase over the comparable period of 2018 of $4.5 million, following a long period of restructuring and additional revenue from TheBANK. A decline in prevailing market rates for mortgages also contributed to increased production in recent periods.

Operating Efficiency

The efficiency ratio was 62.73% for the quarter ended September 30, 2019 compared to 63.62% for the quarter ended June 30, 2019 and 53.47% for the quarter ended September 30, 2018. The adjusted efficiency ratio1 was 55.42% for the quarter ended September 30, 2019, 56.55% for the quarter ended June 30, 2019, and 53.26% for the quarter ended September 30, 2018.  The efficiency ratio for the first nine months of 2019 was 61.55% compared to 56.02% for the first nine months of 2018. The adjusted efficiency ratio1 was 56.12% for the first nine months of 2019 compared to 54.16% for the first nine months of 2018.  Total non-interest expenses have been influenced by acquisition expenses and other restructuring costs.  For the third quarter of 2019, adjusted non-interest expenses, including amortization, were $60.5 million compared to reported non-interest expense of $68.1 million.  The Company remains focused on expense discipline.

Specific areas of non-interest expense are as follows:

• Salaries, wages and employee benefits were $38.7 million in the third quarter of 2019, an increase from $34.3 million in the second quarter of 2019 and $26.0 million from the third quarter of 2018.  In the first nine months of 2019, salaries, wages and employee benefits increased to $105.4 million compared to $80.3 million for the same period of 2018.  For the three and nine months ended September 30, 2019, salaries, wages and employee benefits included $3.9 million and $4.2 million, respectively, of non-operating expenses. Total full time equivalents (“FTE”) at September 30, 2019 was 1,595 compared to 1,579 at June 30, 2019 and 1,298 at September 30, 2018. Included in the September 30, 2019 FTE are 293 FTEs of TheBANK.

• Data processing expense in the third quarter of 2019 of $5.0 million decreased compared to $5.6 million in the second quarter of 2019 and increased compared to $4.0 million in the third quarter of 2018.  In the first nine months of 2019, data processing expense increased to $15.0 million compared to $12.4 million for the same period of 2018.  For the three and nine months ended September 30, 2019, data processing included $0.3 million and $1.0 million, respectively, of non-operating expenses, related to payment of conversion expenses.   Data processing for 2019 also includes data processing related to TheBANK.

• Other expense in the third quarter of 2019 of $14.8 million decreased compared to $18.9 million in the second quarter of 2019 and increased compared to $9.0 million in the third quarter of 2018. In the first nine months of 2019, other expense increased to $45.7 million compared to $30.4 million for the same period of 2018. For the three and nine months ended September 30, 2019, other expenses included $3.6 million and $11.3 million, respectively, of non-operating expenses which primarily includes professional and legal expenses and check card conversion expenses.

Capital Strength

The Company's strong capital levels, coupled with its earnings, has allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on October 25, 2019 of $0.21 per common share to stockholders of record as of October 18, 2019.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

As of September 30, 2019, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible stockholders’ common equity1 (“TCE”) increased to $851.1 million at September 30, 2019, compared to $845.4 million at June 30, 2019 and $679.1 million at September 30, 2018. TCE represented 9.06% of tangible assets at September 30, 2019, compared to 9.13% at June 30, 2019 and 8.94% at September 30, 2018.1

During the third quarter of 2019, the Company purchased 194,062 shares of its common stock at an average price of $25.19 per share for a total of $4.9 million under the Company’s stock repurchase plan.  At September 30, 2019, the Company held 713,456 shares in treasury and had 805,938 shares available to be purchased under the plan. The Company grants share-based compensation awards to its employees and members of its board of directors as provided for under the Company’s 2010 Equity Incentive Plan.  The Company may source stock option exercises and grants of restricted stock units and deferred stock units from its inventory of treasury stock as an alternative to using newly issued shares.  Repurchases were executed in contemplation of maintaining levels of treasury stock appropriate to satisfy compensation awards, in addition to favorable pricing of our shares during the third quarter of 2019.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

Corporate Profile

As of September 30, 2019, First Busey Corporation (Nasdaq: BUSE) was a $9.75 billion financial holding company headquartered in Champaign, Illinois. First Busey’s wealth management division ended the third quarter of 2019 with $9.41 billion in assets under care.

As of September 30, 2019, Busey Bank, a wholly-owned bank subsidiary, with total assets of $7.80 billion is headquartered in Champaign, Illinois and has 44 banking centers serving Illinois, 13 banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of September 30, 2019, assets under care were approximately $7.96 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

As of September 30, 2019, TheBANK, a wholly-owned bank subsidiary, with total assets of $1.94 billion is headquartered in Edwardsville, Illinois and has 17 banking centers.  Through TheBANK Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of September 30, 2019, assets under care were approximately $1.45 billion.  Subsequent to the end of the quarter, on October 4, 2019, the merger of TheBANK into Busey Bank was completed.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com.

Contacts:

Jeffrey D. Jones, Chief Financial Officer
217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. These measures include adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets and adjusted return on average tangible common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most directly comparable GAAP financial measures, for example, – net income in the case of adjusted net income and adjusted return on average assets, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders’ equity in the case of the tangible book value per share – appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and Return on Average Assets
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income	$24,828	$24,085	$26,859	$74,382	$73,638
Acquisition expenses
Salaries, wages and employee benefits	3,673	43	-	3,716	1,233
Data processing	172	327	-	506	406
Lease impairment	-	415	-	415	-
Other (includes professional and legal)	3,100	3,293	167	7,598	2,224
Other restructuring costs
Salaries, wages and employee benefits	182	275	-	457	417
Fixed asset impairment	-	-	-	-	817
Data processing	84	292	-	476	-
Other (includes professional and legal)	459	826	-	1,452	-
MSR Valuation	-	1,822	-	1,822	-
Related tax benefit	(1,963)	(1,880)	(20)	(4,177)	(1,217)
Adjusted net income	$30,535	$29,498	$27,006	$86,647	$77,518

Average total assets	$9,659,769	$9,522,678	$7,802,308	$9,352,272	$7,707,090

Reported: Return on average assets[1]	1.02%	1.01%	1.37%	1.06%	1.28%
Adjusted: Return on average assets [1]	1.25%	1.24%	1.37%	1.24%	1.34%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Reported: Net interest income	$73,476	$73,428	$60,774	$215,287	$180,903
Tax-equivalent adjustment	778	777	574	2,232	1,713
Purchase accounting accretion	(2,974)	(3,471)	(2,273)	(9,439)	(8,698)
Adjusted: Net interest income	$71,280	$70,734	$59,075	$208,080	$173,918

Average interest-earning assets	$8,781,590	$8,666,136	$7,132,324	$8,514,580	$7,031,636

Reported: Net interest margin[1]	3.35%	3.43%	3.41%	3.42%	3.47%
Adjusted: Net Interest margin[1]	3.22%	3.27%	3.29%	3.27%	3.31%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Reported: Net Interest income	$73,476	$73,428	$60,774	$215,287	$180,903
Tax- equivalent adjustment	778	777	574	2,232	1,713
Tax equivalent interest income	$74,254	$74,205	$61,348	$217,519	$182,616

Reported: Non-interest income	30,936	27,896	21,853	84,777	67,141
Less security gains (losses), net	361	(1,026)	-	(623)	160
Adjusted: Non-interest income	$30,575	$28,922	$21,853	$85,400	$66,981

Reported: Non-interest expense	68,121	68,020	45,929	193,304	144,274
Amortization of intangible assets	(2,360)	(2,412)	(1,445)	(6,866)	(4,450)
Non-operating adjustments:
Salaries, wages and employee benefits	(3,855)	(318)	-	(4,173)	(1,650)
Data processing	(256)	(619)	-	(982)	(406)
Other	(3,559)	(6,356)	(167)	(11,287)	(2,596)
Adjusted: Non-interest expense	$58,091	$58,315	$44,317	$169,996	$135,172

Reported: Efficiency ratio	62.73%	63.62%	53.47%	61.55%	56.02%
Adjusted: Efficiency ratio	55.42%	56.55%	53.26%	56.12%	54.16%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands)

	As of and for the Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018

Total assets	$9,753,760	$9,612,667	$7,889,385
Goodwill and other intangible assets, net	(381,323)	(375,327)	(301,963)
Tax effect of other intangible assets, net	16,415	17,075	8,912
Tangible assets	$9,388,852	$9,254,415	$7,596,334

Total stockholders’ equity	1,215,981	1,203,608	972,140
Goodwill and other intangible assets, net	(381,323)	(375,327)	(301,963)
Tax effect of other intangible assets, net	16,415	17,075	8,912
Tangible common equity	$851,073	$845,356	$679,089

Ending number of common shares outstanding	55,197,277	55,386,636	48,860,309

Tangible common equity to tangible assets[1]	9.06%	9.13%	8.94%
Tangible book value per share	$15.12	$14.95	$13.72

Average common equity	$1,212,833	$1,195,802	$961,824
Average goodwill and intangibles, net	(377,601)	(376,851)	(302,914)
Average tangible common equity	$835,232	$818,951	$658,910

Reported: Return on average tangible common equity[2]	11.79%	11.80%	16.17%
Adjusted: Return on average tangible common equity[2,3]	14.50%	14.45%	16.26%

	Nine Months Ended
	September 30, 2019	September 30, 2018
Average stockholders' common equity	$1,173,213	$946,675
Average goodwill and intangibles, net	(369,104)	(304,738)
Average tangible stockholders' common equity	$804,109	$641,937

Reported: Return on average tangible common equity[2]	12.37%	15.34%
Adjusted: Return on average tangible common equity[2,3]	14.41%	16.15%

[1] Tax-effected measure.
[2] Annualized measure.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements
Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving the Company; (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.